Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Form S-8 No. 33-31697, 33-37409, 33-43914, 33-47453, 33-53990, 33-60464, 33-71862, 33-83148, 33-65495, 333-16417, 333-42693, 333-72573, 333-88347, 333-88345, 333-89243, 333-48490, 333-63674, 333-67322, 333-71046, 333-71366, 333-74804, 333-101119, 333-107807, 333-107808, 333-117741 and 333-42693) pertaining to the following: the Cirrus Logic, Inc. Amended 1987 Stock Option Plan; the Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan; the Cirrus Logic, Inc. Amended 1990 Directors’ Stock Option Plan; the DST Stock Option Plan; the Cirrus Logic, Inc. Amended 1991 Non-qualified Stock Option Plan; the Cirrus Logic, Inc. Amended 1996 Stock Plan; the Crystal Semiconductor Corporation 1987 Incentive Stock Option Plan; the Acumos Incorporated 1989 Stock Option Plan; the Pacific Communications Sciences, Inc. 1987 Stock Option Plan; the PicoPower Technology Inc. Amended 1992 Stock Option Plan; the AudioLogic, Inc. 1992 Stock Option Plan; the Peak Audio, Inc. 2001 Stock Plan; the ShareWave, Inc. 1996 Flexible Stock Incentive Plan; the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan; the Stream Machine Company 1996 Stock Option Plan, 2001 Stock Plan and Nonstatutory Stock Option Grants; and the Cirrus Logic, Inc. 2002 Stock Option Plan of our reports dated May 19, 2006, with respect to the consolidated financial statements of Cirrus Logic, Inc., Cirrus Logic, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended March 25, 2006.
/s/ Ernst & Young LLP
Austin, Texas
May 19, 2006